FOR IMMEDIATE  RELEASE
                                                      Contact:  Ross A Benavides
                                                         Chief Financial Officer
                                                                   (713)860-2528


           GENESIS ENERGY, L.P. ACQUIRES SYNGAS PARTNERSHIP INTEREST

         April 1, 2005 - Genesis Energy, L.P. (AMEX:GEL) announced today that, through its wholly owned subsidiary, Genesis Syngas Investments, L.P., it has completed its previously announced acquisition of the 50% partnership interest in T&P Syngas Supply Company ("T&P Syngas") from TCHI Inc.("TCHI"), a wholly owned subsidiary of ChevronTexaco Global Energy Inc. for $13.5 million. The acquisition was subject to a right of first refusal held by Praxair Hydrogen Supply Inc. ("Praxair") which holds the other 50% partnership interest in T&P Syngas. Praxair waived its option to purchase the 50% interest in T&P Syngas currently held by TCHI.

         T&P Syngas is a partnership that owns a syngas manufacturing facility (the "Facility") located in Texas City, Texas. The Facility processes natural gas to produce syngas (a combination of carbon monoxide and hydrogen) and high pressure steam. All of the syngas and steam produced by the Facility is sold to Praxair under a long-term processing agreement.

         Based on currently available information, Genesis expects the transaction to be immediately accretive to distributable cash flow and to generate approximately $1.0 million of additional net cash provided by operating activities during the first year of operation. The acquisition will be financed through Genesis' credit facility with Bank of America.

         Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil and natural gas in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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